As filed with the Securities and Exchange Commission on July 23, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HYDROGEN CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	86-0965692
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 Juniper Street
Versailles, PA 15132
(Address of Principal Executive Offices) (Zip Code)

2005 Performance Equity Plan
2007 Performance Equity Plan
(Full Title of the Plans)

Joshua Tosteson, President
HydroGen Corporation
2 Juniper Street
Versailles, PA 15132
(Name and Address of Agent for Service)

(412) 405-1000
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2005 Performance Equity Plan
Common Stock, $0.001 par value per share	1,100,000	$4.825	$5,307,500	$162.94
2007 Performance Equity Plan
Common Stock, $0.001 par value per share	1,300,000	$4.825	$6,272,500	$192.57
Total	2,400,000	$4.825	$11,580,000	$355.51

(1)
In addition pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the 2005 Performance Equity Plan and the 2007 Performance Equity Plan (together the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2)
Pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price as to the 1,100,000 and 1,300,000 shares of common stock registered with respect to future issuances under the Plans is based on the averages of the high and low prices of the common stock reported on the Nasdaq Capital Market on July 20, 2007 and is estimated solely for the purpose of calculating the registration fee.

In accordance with the provisions of Rule 462 promulgated under the Securities Act, this Registration Statement will become effective upon filing with the Securities and Exchange Commission.

PART I

Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 promulgated under the Securities Act and the Note to Part 1 of Form S-8.

I-1

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

HydroGen Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)
The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the Commission on March 15, 2007 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-QSB for the Quarter ended March 31, 2007 filed with the Commission on May 9, 2007 pursuant to Section 13 of the Exchange Act;

(c)	The Registrant’s Proxy Statement on Schedule 14A dated May 15, 2007 and filed with the Commission on May 16, 2007; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form SB-2, number 333-134074, filed with the Commission on May 12, 2006.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Nevada Business Corporation Act permits Nevada corporations such as the Registrant’s to include in the articles of incorporation a provision eliminating or limiting directors’ exposure to liability for monetary damages for breaches of their duty of care as directors, if the director acted in good faith and with ordinary care. The act does not eliminate the directors’ liability for monetary damages for acts or omissions not in good faith or involving the intentional violations of law, the improper purchase or redemption of stock, payment of improper dividends or any transaction from which the director received an improper personal benefit.

The act also permits Nevada corporations to include in the articles of incorporation a provision to indemnify any and all persons it has the power to indemnify. The act provides that a Nevada corporation may indemnify a person who was, is or is threatened to be made, a named party in a proceeding because the person is or was acting on behalf of the corporation. The indemnification by the corporation may be made if it is determined that the person conducted himself in good faith, reasonably believed that the conduct was in the corporation’s best interests if the indemnitee is a director, or was at least not opposed to the corporation’s best interests if the person was someone other than a director and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Persons may not be indemnified if the person improperly benefited personally or the person is found liable to the corporation. The indemnification may be in respect of judgments, penalties, fines, settlements and reasonable expenses actually incurred.

The Registrant’s Certificate of Incorporation provides that it should indemnify to the fullest extent possible under Nevada law any person whom it is able to indemnify under the law. The Registrant’s Bylaws contains similar provisions but limits the indemnification against, or reimbursement for, any expense or payments incurred in connection with any claim or liability established to have arisen out of a person’s own willful misconduct or gross negligence.

The statute does not affect an indemnified person’s responsibilities under any other law, such as the federal securities laws.

The Registrant has also entered into an Indemnification Agreement with each of its directors and executive officers which provides for the advancement of expenses in connection with any action in which the Company is obligated to indemnify such director or executive officer.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Chiste Corporation 2005 Performance Equity Plan (Chiste Corporation is the former name of HydroGen Corporation)

4.2	HydroGen Corporation 2007 Performance Equity Plan

5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe

23.1	Consent of Goldstein Golub Kessler LLP

23.2	Consent of Golenbock Eiseman Assor Bell & Peskoe (included in opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (contained on the signature page hereof)

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: and to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 23, 2007.

HydroGen Corporation

By:	/s/ Joshua Tosteson
Joshua Tosteson
President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of HydroGen Corporation, a Nevada corporation, do hereby constitute and appoint Leo Blomen, Chairman, Chief Executive Officer and Director, Joshua Tosteson, President and Director, and Scott Schecter, Treasurer and Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leo Blomen	Chairman, Chief Executive Officer and	July 23, 2007
Leo Blomen	Director (Principal Executive Officer)

/s/ Joshua Tosteson	President and Director	July 23, 2007
Joshua Tosteson	(Principal Executive Officer)

/s/ Scott Schecter	Chief Financial Officer and Treasurer	July 23, 2007
Scott Schecter	(Chief Financial and Accounting Officer)

/s/ Michael Basham
Michael Basham	Director	July 23, 2007

Brian Bailys	Director	July 23, 2007

/s/ John Freeh
John Freeh	Director	July 23, 2007

Phillip Kranenburg	Director	July 23, 2007

/s/ Brian McGee
Brian McGee	Director	July 23, 2007

/s/ Howard Yana-Shapiro
Howard Yana-Shapiro	Director	July 23, 2007

EXHIBIT INDEX

Exhibit Number	Description

4.1	Chiste Corporation 2005 Performance Equity Plan (Chiste Corporation is the former name of HydroGen Corporation) [1]

4.2	HydroGen Corporation 2007 Performance Equity Plan [1]

5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe [1]

23.1	Consent of Goldstein Golub Kessler LLP [1]

23.2	Consent of Golenbock Eiseman Assor Bell & Peskoe (included in opinion filed as Exhibit 5.1) [1]

24.1	Powers of Attorney (contained on the signature page hereof) [1]

1 Filed herewith